UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___) *

                           Kaiser Aluminum Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    483007704
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 18, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 483007704


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Witmer Asset Management 13-3735486

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)     [ ]
     (b)     [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware

 NUMBER OF SHARES    5.     Sole Voting Power
BENEFICIALLY OWNED
 BY EACH REPORTING          0
      PERSON
       WITH
                     6.     Shared Voting Power

                            1,071,216

                     7.     Sole Dispositive Power

                            0

                     8.     Shared Dispositive Power

                            1,071,216

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,071,216

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)

     [ ]

11.  Percent of Class Represented by Amount in Row (9)

     5.2%

12.  Type of Reporting Person (See Instructions)

     OO

CUSIP Number: 483007704


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Charles H. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   [ ]
     (c)   [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     U.S.A.

 NUMBER OF SHARES    5.     Sole Voting Power
BENEFICIALLY OWNED
 BY EACH REPORTING          10,000
      PERSON
       WITH
                     6.     Shared Voting Power

                            1,090,216

                     7.     Sole Dispositive Power

                            10,000

                     8.     Shared Dispositive Power

                            1,090,216

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,100,216

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)

     [ ]

11.  Percent of Class Represented by Amount in Row (9)

     5.4%

12.  Type of Reporting Person (See Instructions)

     IN

CUSIP Number: 483007704


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above Persons (entities only).

     Meryl B. Witmer

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   [ ]
     (b)   [X]

3.   SEC Use Only


4.   Citizenship or Place of Organization

     U.S.A.

 NUMBER OF SHARES    5.     Sole Voting Power
BENEFICIALLY OWNED
 BY EACH REPORTING          0
      PERSON
       WITH
                     6.     Shared Voting Power

                            1,090,216

                     7.     Sole Dispositive Power

                            0

                     8.     Shared Dispositive Power

                            1,090,216

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,090,216

10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)

     [ ]


11.  Percent of Class Represented by Amount in Row (9)

     5.3%

12.  Type of Reporting Person (See Instructions)

     IN

CUSIP Number: 483007704


Item 1.   Name of Issuer
          (a)   Name of Issuer:
                Kaiser Aluminum Corporation

          (b)   Address  of  Issuer's  Principal  Executive  Offices:
                27422  Portola  Parkway,  Suite 350
                Foothill  Ranch, California 92610-2831

Item 2.   Name of Person Filing
          (a)   Name:
                Witmer Asset Management
                Charles H. Witmer
                Meryl B. Witmer

          (b)   Address  of  Principal   Business  Office:
                One  Dag Hammarskjold  Plaza
                885 2nd  Avenue,  31st  Floor
                New York, New York 10017

          (c)   Citizenship:
                U.S.A.

          (d)   Title of Class of Securities:
                Shares of Common stock, par value $.01 per share

          (e)   CUSIP Number: 483007704

Item 3. If this statement is filed pursuant to s.240.13d-1(b) or s.240.13d-2(b) or (c), check whether the person filing is a:

          (a)   [ ] Broker or dealer registered under Section 15 of the Act.

          (b)   [ ] Bank as defined in section 3(a)(6) of the Act.

          (c)   [ ] Insurance company as defined in section 3(a)(19) of the Act.

          (d)   [ ] Investment   company  registered  under  section  8  of  the
                    Investment Company Act of 1940.

          (e)   [ ] An    investment    adviser   in    accordance    with   ss.
                    240.13(d)-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(ii)(G)

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

          (j)   [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

          (a)   Amount Beneficially Owned:
                Witmer Asset Management 1,071,216 shares
                Charles H. Witmer 1,100,216 shares
                Meryl B. Witmer 1,090,216 shares

          (b)   Percent of Class:

                Witmer Asset Management 5.2%
                Charles H. Witmer 5.4%
                Meryl B. Witmer 5.3%

          (c)   Number of shares as to which the person has:

                (i)  sole power to vote or to direct the vote:
                     Witmer Asset Management 0 shares
                     Charles H. Witmer 10,000 shares
                     Meryl B. Witmer 0 shares

               (ii)  shared power to vote or to direct the vote:
                     Witmer Asset Management 1,071,216 shares
                     Charles H. Witmer 1,090,216 shares
                     Meryl B. Witmer 1,090,216 shares

              (iii)  sole power to dispose or to direct the disposition of:
                     Witmer Asset  Management 0 shares
                     Charles H. Witmer 10,000 shares
                     Meryl B. Witmer 0 shares

               (iv)  shared power to dispose or to direct the disposition of:
                     Witmer  Asset  Management 1,071,216 shares
                     Charles H. Witmer 1,090,216 shares
                     Meryl B. Witmer 1,090,216 shares

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:   [ ]


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Member of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

          The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits  Exhibit 1
          ---------

          Joint Filing Agreement dated September 28, 2006 between Witmer Asset Management, Charles H. Witmer and Meryl B. Witmer.

CUSIP Number: 483007704


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  September 28, 2006                  Witmer Asset Management

                                            /s/ Charles H. Witmer *
                                            -----------------------------
                                            Name: Charles H. Witmer
                                            Title: Managing Member


Dated:  September 28, 2006                  /s/ Charles H. Witmer *
                                            -----------------------------
                                            Charles H. Witmer


Dated:  September 28, 2006                  /s/ Meryl B. Witmer *
                                            -----------------------------
                                            Meryl B. Witmer


* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G except to the extent of their pecuniary interest therein.

CUSIP Number: 483007704


Exhibit 1
                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)


     The  undersigned  hereby  consent  and agree to file a joint  statement  on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Kaiser Aluminum Corporation beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.




Dated:  September 28, 2006                  Witmer Asset Management

                                            /s/ Charles H. Witmer
                                            -----------------------------
                                            Name: Charles H. Witmer
                                            Title: Managing Member


Dated:  September 28, 2006                  /s/ Charles H. Witmer
                                            -----------------------------
                                            Charles H. Witmer


Dated:  September 28, 2006                  /s/ Meryl B. Witmer
                                            -----------------------------
                                            Meryl B. Witmer



SK 00124 0001 707647